EXHIBIT 99.1

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. REPORTS RECORD FISCAL 2007 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Fourth Quarter Revenues Increased 99.1% to $224.8 Million vs. $112.9 in Fiscal 2006

Fourth Quarter Diluted EPS Increased 73.1% to $0.45 vs. $0.26 in Fiscal 2006

Fiscal 2007 Revenues Increased 138.9% to $847.4 Million vs. $354.7 Million in Fiscal 2006

Fiscal 2007 Diluted EPS Increased 146.9% to $2.00 vs. $0.81 in Fiscal 2006

NIWOT, COLORADO — February 19, 2008 — Crocs, Inc. (NASDAQ: CROX) today reported strong financial results for the quarter and fiscal year ended December 31, 2007.

Revenues for the quarter ended December 31, 2007 increased 99.1% to $224.8 million compared to $112.9 million for the quarter ended December 31, 2006.  For the quarter ended December 31, 2007 domestic sales rose approximately 47% to $115.8 million compared to $78.8 million a year ago and international sales increased 221% to $109 million from $34 million a year ago.  Net income for the quarter ended December 31, 2007 increased 84.1% to $38.3 million, or $0.45 per diluted share, compared to $20.8 million, or $0.26 per diluted share, for the quarter ended December 31, 2006.  Net income per diluted share for the quarters ended December 31, 2007 and 2006 are adjusted to reflect the two-for-one stock split that took effect in June 2007. Gross profit for the fourth quarter of 2007 was $125.8 million, or 56.0% of revenues, compared to $65.1 million, or 57.7% of revenues for the fourth quarter of 2006.  Selling, general and administrative expenses for the quarter ended December 31, 2007 were $71.9 million, or 32.0% of revenues, compared to $34.9 million, or 30.9% of revenues in the quarter ended December 31, 2006.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented “For the eighth quarter in a row Crocs delivered industry leading revenue growth, net income growth and EPS growth.  Our more than 99% revenue gain in the fourth quarter highlights the ongoing strong demand for Crocs branded footwear. We experienced better than expected sell through of our fall line across men’s, women’s, and children’s in each of our markets. To meet the higher than anticipated orders over the holiday period we delivered a meaningful amount of Mammoths by air-freight, which impacted our gross margin. However, we were still able to grow diluted earnings per share by 73% in the fourth quarter. As we approach the spring and summer selling seasons, our bookings are  strong compared to December 31, 2006, our inventories are on plan and we believe we are well positioned to achieve our short and long-term growth objectives.”

Revenues for the year ended December 31, 2007 increased 138.9% to $847.4 million compared to $354.7 million for the year ended December 31, 2006.  For the year ended December 31, 2007, domestic sales rose approximately 82% to $440 million from $242 million and international sales increased 264% to $408 million from $112 million a year ago.  Net income for the year ended December 31, 2007 increased 161.2% to $168.2 million, or $2.00 per diluted share, compared to $64.4 million, or $0.81 per diluted share for the year ended December 31, 2006.  Net income per diluted share amounts for 2007 and 2006 are adjusted to reflect the two-for-one stock split that took effect in June 2007. Gross profit for 2007 was $497.6 million, or 58.7% of revenues, compared to $200.6 million, or 56.5% of revenues for 2006.  Selling, general and administrative expenses for the year ended December 31, 2007 were $259.9 million, or 30.7% of revenues, compared to $105.2 million, or 29.7% of revenues in the year ended December 31, 2006.

“We are very pleased to have completed a landmark year in our Company’s development with record sales and profits and several important strategic advances,” continued Mr. Snyder. “2007 was highlighted by the evolution of our product line, our significant expansion overseas, key investments in our operating platform, and the growing popularity of the Crocs brand in various markets throughout the world. At the same time, we acquired and developed other businesses and diversified into additional categories which we believe will provide us with compelling new growth vehicles for the future. We move forward focused on enhancing our global position and building a stronger, more financially robust company.”

Guidance

For the year ending December 31, 2008, Crocs reiterated its previously issued growth targets and expects revenues of approximately $1.16 billion and net income per diluted share of approximately $2.70.

For the six-months ending June 30, 2008, the Company expects revenues to increase approximately 50% over the six-month period ended June 30, 2007.

Balance Sheet

At December 31, 2007, Crocs had inventories of $248.4 million compared to $195.3 as of September 30, 2007. Accounts receivables were $152.9 million as of December 31, 2007 compared to $160.6 million as of September 30, 2007.

Mr. Snyder concluded, “Since introducing our first shoe just five years ago, we have rapidly grown our portfolio to approximately 250 different styles, extended our reach into more than 90 countries, and achieved almost $850 million in annual sales. That said, we believe that we are still in the early stages of our development and see considerable opportunity to grow our domestic business through product innovation, category expansion, and increased retail floor space. Internationally, our sales accelerated over the past 12-months in Europe and Japan thanks to our many brand building initiatives, which gives us confidence as we prepare to launch a broader assortment of footwear and continue with our strategic investments in growing markets. We remain optimistic about our many long-term growth prospects and dedicated to creating greater value for our shareholders.”

Conference Call Information

A conference call to discuss fourth quarter and fiscal 2007 year-end financial results is scheduled for today (February 19, 2008) at 4:30 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Crocs, Inc:
Crocs, Inc. is a rapidly growing designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables us to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled us to successfully market our products to a broad range of consumers.

In 2006, the company acquired Jibbitz LLC, a unique accessory brand with colorful snap-on products specifically suited for Crocs shoes. Today, more than 1,600 Jibbitz designs are available to consumers for personalizing and customizing their Crocs™ footwear.

Please visit www.crocs.com for additional information.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our future prospects, inventory and strategic advances and our expectations regarding our growth, international expansion, bookings, worldwide popularity and product development.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

Crocs, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$224,800	$112,904	$847,350	$354,728
Cost of sales	98,973	47,809	349,701	154,158
Gross profit	125,827	65,095	497,649	200,570

Selling, general and administrative expenses	71,926	34,879	259,882	105,224
Income from operations	53,901	30,216	237,767	95,346

Interest expense	132	35	438	567
Other income, net	(923)	(537)	(2,997)	(1,847)
Income before income taxes	54,692	30,718	240,326	96,626

Income tax expense	16,408	9,933	72,098	32,209

Net income	38,284	20,785	168,228	64,417

Dividends on redeemable convertible preferred shares	—	—	—	33
Net income attributable to common stockholders	38,284	20,785	168,228	64,384

Net income per share:
Basic	$0.47	$0.27	$2.08	$0.87
Diluted	$0.45	$0.26	$2.00	$0.81

Weighted average common shares:
Basic	81,937,028	78,301,000	80,759,077	74,598,400
Diluted	85,240,020	82,240,722	84,194,883	80,170,512

Crocs, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$36,335	$42,656
Restricted cash	300	2,890
Short-term investments	—	22,325
Accounts receivable, net	152,919	65,588
Inventories, net	248,391	86,210
Deferred tax assets	13,507	3,690
Prepaid income tax	—	4,715
Prepaid expenses and other current assets	17,865	9,617

Total current assets	469,317	237,691

Property and equipment, net	88,184	34,849
Restricted cash	1,014	—
Goodwill	23,759	11,552
Other intangibles, net	31,634	12,210
Deferred tax assets, net	67	1,280
Other assets	12,168	1,875
Total assets	$626,143	$299,457

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$82,979	$43,794
Accrued expenses and other liabilities	57,246	31,109
Deferred tax liabilities	24	—
Income taxes payable	16,596	12,465
Notes payable and current installments of long-term debt	7,107	541

Total current liabilities	163,952	87,909

Long-term debt	9	116
Deferred tax liabilities	2,414	1,688
Other liabilities	8,789	1,486

Total liabilities	175,164	91,199

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 authorized, 82,198,426 and 78,681,418 shares issued and outstanding in 2007 and 2006	83	77
Treasury Stock, at cost, 524,000 shares as of December 31, 2007	(25,022)	—
Additional paid-in-capital	218,802	131,796
Deferred compensation	(2,402)	(5,702)
Retained earnings	249,309	81,081
Accumulated other comprehensive income	10,209	1,006
Total stockholders’ equity	450,979	208,258

Total liabilities and stockholders’ equity	$626,143	$299,457